Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 21, 2009
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA - Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results.  For the three months ended September 30, 2009, the Bank reported net income of $879,000. After adjustment for preferred stock dividends and accretion this represents net income available to common shareholders of $669,000, or $0.09per diluted share, compared to net income of $549,000, or $0.07 per diluted common share, for the three months ended September 30, 2008.  Year-to-date results for the nine months ended September 30, 2009, include net income of $1,264,000 and net income available to common shareholders of $633,000.

Total assets grew to $521.2 million at September 30, 2009, an increase of $31.1 million, or 6.3%, over September 30, 2008. Gross loans increased by $8.7million, to $425.4 million as of September 30, 2009, an increase of 2.1% over September 30, 2008. The Bank’s total deposits increased to $431.5 million on September 30, 2009, which was an increase of $66.3 million, or 18.2% over September 30, 2008.

“Increased net interest income from growth and margin expansion continue to bolster the Bank’s financial position. Our branches have been able to grow deposits during this declining rate environment, driving down our cost of funds,” stated Rick McCarty, CFO.

Net interest income for the three months ended September 30, 2009 increased by $728,000 to $6.0 million.  For the nine months ending September 30, 2009 net interest income was $17.6 million, a $2.4 million increase over the $15.2 million for the same period last year. Growth of earning assets accounted for $1,531,000 million of the increased net interest income, while net interest margin expansion accounted for $852,000. Net interest margin for the three months ended September 30, 2009 was 5.04%, compared to 4.76% during the same period last year.  Year-to-date net interest margin was 4.95%, compared to 4.71% in the first nine months of 2008.

Non interest expense remained relatively flat despite significant increases in OREO expenses and FDIC assessments of $1,038,000 and $408,000 respectively, for the nine month period of 2009 as compared to 2008.

“We are delighted with our operational performance and the consistent expansion of our net interest margin. This is the third consecutive quarter in which we have seen net interest margin improvement,” commented Ron Martin, CEO.  “Despite the strong overall performance, provision for loan losses of $925,000 and total OREO expenses of $916,000 for the three-months ended September 30, 2009, partially offset margin expansion. Proactive management of our credit quality and OREO valuation will serve us well in the long term as we emerge from these precarious times,” Martin concluded.

Non-performing assets were up slightly, increasing by $727,000 to $10.9 million, or 2.09% of total assets at September 30, 2009, from $10.2 million, or 1.94% of total assets at June 30, 2009. Consequently, the Bank recorded $925,000 in loan loss provisions in the third quarter, increasing our allowance for loan loss reserve from 1.34% at June 30, 2009, to 1.50% at September 30, 2009 even though there was not an acutely significant migration of loans to a default status.

“A primary focus this year has been maintaining a healthy core operating structure. We’ve kept a keen eye on expense management and remain staunchly committed to relationship building and attracting customers to the bank. These fundamentals and our ongoing adherence to strong credit practices are of particular importance, especially at a time when the economy is only beginning to show signs of improvement,” stated Chris Courtney, President.

Oak Valley Bancorp operates Oak Valley and Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit us online at www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
($ in thousands, except per share)	2009	2009	2009	2008	2008

Selected Quarterly Operating Data:

Net interest income	$6,020	$5,887	$5,656	$5,333	$5,292
Provision for loan losses	925	2,137	1,900	1,001	602
Non-interest income	778	647	598	602	634
Non-interest expense	4,745	4,787	3,938	4,712	4,535
Income before income taxes	1,128	(389)	416	222	789
Provision for income taxes	249	(344)	(14)	(61)	240
Net income	879	(45)	430	283	549
Preferred stock dividends and accretion	(210)	(210)	(210)	(64)	—
Net income available to common shareholders	669	(255)	220	219	549

Earnings per common share - basic	0.09	(0.03)	0.03	0.03	0.07
Earnings per common share - diluted	0.09	(0.03)	0.03	0.03	0.07
Dividends declared per common share (1)	—	—	0.025	0.025	0.050
Return on average common equity	5.73%	-2.23%	1.97%	1.95%	4.91%
Return on average assets	0.67%	-0.03%	0.34%	0.23%	0.45%
Net interest margin (2)	5.04%	4.95%	4.85%	4.72%	4.76%
Efficiency Ratio (2)	68.77%	71.59%	61.97%	78.30%	76.03%

Capital - Period End
Book value per share	$6.06	$5.89	$5.91	$5.81	$5.77

Credit Quality - Period End
Nonperforming assets/assets	2.09%	1.94%	2.66%	1.47%	1.33%
Loan loss reserve/loans (3)	1.50%	1.34%	1.53%	1.30%	1.12%

Period End Balance Sheet
($ in thousands)
Total assets	$521,179	$525,606	$523,747	$508,203	$490,111
Gross Loans	425,374	424,390	430,416	428,177	416,664
Nonperforming assets	10,904	10,177	13,906	7,467	6,538
Allowance for credit losses (3)	6,396	5,701	6,603	5,569	4,650
Deposits	431,533	419,941	410,089	378,248	365,230
Common Equity	46,563	45,130	45,286	44,486	44,151
Total Capital (4)	60,063	58,630	58,786	57,986	44,151
Non-Financial Data
Full-time equivalent staff	120	111	117	117	119
Number of banking offices, domestic and foreign	12	12	12	12	12
Common Shares outstanding
Period end	7,681,877	7,661,627	7,661,627	7,661,627	7,658,252
Period average - basic	7,668,891	7,661,627	7,661,627	7,660,526	7,658,252
Period average - diluted	7,694,058	7,686,800	7,703,892	7,723,711	7,743,091
Market Ratios
Stock Price	$4.30	$4.25	$3.75	$6.00	$6.30
Price/Earnings	12.43	N/A	32.22	52.82	22.14
Price/Book	0.71	0.72	0.63	1.03	1.09

	NINE MONTHS ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
($ in thousands, except per share)	2009	2008

Net interest income	$17,563	$15,181
Provision for loan losses	4,962	1,187
Non-interest income	2,023	1,920
Non-interest expense	13,469	13,153
Income before income taxes	1,155	2,761
Provision for income taxes	(109)	883
Net income	1,264	1,878
Preferred stock dividends and accretion	(631)	—
Net income available to common shareholders	633	1,878

Earnings per common share - basic	0.08	0.25
Earnings per common share - diluted	0.08	0.24
Dividends declared per common share (1)	0.025	0.050
Return on average common equity	1.85%	5.71%
Return on average assets	0.32%	0.53%
Net interest margin (2)	4.95%	4.71%
Efficiency Ratio (2)	67.54%	75.95%

Capital - Period End
Book value per share	$6.06	$5.77

Credit Quality - Period End
Nonperforming assets/assets	2.09%	1.33%
Loan loss reserve/loans (3)	1.50%	1.12%

Period End Balance Sheet
($ in thousands)
Total assets	$521,179	$490,111
Gross Loans	425,374	416,664
Nonperforming assets	10,904	6,538
Allowance for credit losses (3)	6,396	4,650
Deposits	431,533	365,230
Common Equity	46,563	44,151
Total Capital (4)	60,063	44,151
Non-Financial Data
Full-time equivalent staff	120	119
Number of banking offices, domestic and foreign	12	12
Common Shares outstanding
Period end	7,681,877	7,658,252
Period average - basic	7,664,075	7,636,687
Period average - diluted	7,692,110	7,737,050
Market Ratios
Stock Price	$4.30	$6.30
Price/Earnings	38.93	19.23
Price/Book	0.71	1.09

(1) Cash dividends of $191,542, $382,943 and $191,542 paid in the Q1 2009, Q4 2008 and Q3 2008, respectively.

(2)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(3) Adjusted for Allowance for Off-Balance Sheet Credit Exposure.

(4) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.